UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): December 16, 2010

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

001-14003	76-0562134
(Commission File Number)	(IRS Employer Identification No.)

2105 CityWest Boulevard, Suite 500

Houston, Texas 77042

(Address of principal executive offices, including zip code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2010, Omega Protein Corporation, a Nevada corporation (the “Company”), entered into Stock Purchase Agreement (the “Purchase Agreement”) with Mr. Gilbert Gluck, pursuant to which the Company acquired all of the outstanding capital stock of Cyvex Nutrition, Inc., a California corporation (“Cyvex”) from Mr. Gluck. The acquisition closed on December 16, 2010 with Cyvex becoming a wholly owned subsidiary of the Company. Cyvex’s annual revenues for its fiscal year ended December 31, 2010 are expected to be approximately $12.0 million.

The Company paid an aggregate cash purchase price to Mr. Gluck of $11,055,000. The purchase price is subject to a post-closing adjustment to account for differences between estimated working capital and actual working capital of Cyvex as of the closing date. If the Company receives approval from the IRS of Cyvex’s status as a subchapter S corporation from 1989 until the closing date, it will reverse an approximate $1.6 million tax accrual on Cyvex’s balance sheet and pay such amount to Mr. Gluck.

The parties have made customary representations, warranties and covenants in the Purchase Agreement, including the agreement of Mr. Gluck, for a period of five years after the closing date, to not engage in, own or render services to any business that is engaged in developing, marketing, producing or distributing dietary supplements or nutraceuticals or that otherwise competes with the business of Cyvex as of the closing.

The representations and warranties that the parties have made to each other in the Purchase Agreement are as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties to the Purchase Agreement, the Purchase Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties contained in the Purchase Agreement were made only for purposes of such Purchase Agreement, are solely for the benefit of the parties to such Purchase Agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. The representations and warranties in the Purchase Agreement may have been made to allocate risks among the parties thereto, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and securityholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Purchase Agreement. The Purchase Agreement is filed herewith to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this Current Report that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the business, operations, potential or prospects for Cyvex, the dietary supplement market or the human health and wellness segment generally; (2) the annual revenues of Cyvex for 2010 being different than projected when such results are finalized; (3) the upward adjustment in the purchase price for Cyvex being either higher or lower than the Company’s estimate, (4) Cyvex’s growth potential or its ability to serve as a catalyst for sales of OmegaPure®; (5) the impact of worldwide supply and demand relationships on prices for the Company’s products; (6) Omega Protein’s expectations regarding demand and pricing for Cyvex’s products proving to be incorrect; and (7) the impact of uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

Item 7.01	Regulation FD Disclosure.

On December 16, 2010, the Company issued a press release announcing its acquisition of Cyvex. A copy of the press release is furnished herewith as an exhibit.

The information furnished in this Current Report under the heading “Item 7.01 Regulation FD Disclosure” including Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement, dated as of December 16, 2010, by and between Omega Protein Corporation and Gilbert Gluck

99.1	Press Release of Omega Protein Corporation dated December 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2010

Omega Protein Corporation

By:	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement, dated as of December 16, 2010, by and between Omega Protein Corporation and Gilbert Gluck

99.1	Press Release of Omega Protein Corporation dated December 16, 2010